NEWS RELEASE

Contacts:
Manuel Mondragon, Assistant VP of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Provides Operational Update on 2005 Activity and Gives 2006 Capital Budget and Guidance

HOUSTON - January 23, 2006 - W&T Offshore, Inc. (NYSE: WTI) today provided an update on its recent operations and exploratory success, 2006 capital and major expenditures budget, a recent acquisition of oil & gas properties, and first quarter and full year 2006 guidance.

W&T Offshore completed another year with success in its exploration and development program. During the fourth quarter, W&T Offshore successfully drilled four exploration wells and three development wells, as listed below. Additionally, four wells were initiated in 2005 but had not reached total depth by year-end. Of those four wells, the South Timbalier 230 A-7 and Ewing Bank 977 #1ST were successful and two wells remain in progress. East Cameron 321 A-28ST3 began drilling in early January and remains in progress at this time.

Lease Name/Well	Category	Working Interest %
High Island A443 A-2ST	Expl	84%
Mustang Island 889 F-1	Expl	50%
Eugene Island 349 B-9ST	Expl	29%
Ship Shoal 130 #9	Expl	100%
Ship Shoal 177 A-4ST	Dev	75%
Eugene Island 107 A-3	Dev	25%
East Cameron 321 A-20ST	Dev	100%
South Timbalier 230 A-7	Expl	100%
Ewing Bank 977 #1ST	Expl	60%
Wells in progress
Ship Shoal 130 #10	Expl	100%
Grand Isle 3 #1	Expl	25%
East Cameron 321 A-28ST3	Dev	100%

In the fourth quarter, the Company was unsuccessful at two exploration wells and one development well location.

Lease Name/Well	Category	Working Interest %
Mississippi Canyon 804 #1	Expl	25%
High Island A443 A-13	Expl	92%
High Island A572 C-23ST	Dev	5%

For full year 2005, the Company successfully drilled 17 of 22 exploration wells, which included two of four in the deepwater, and six of seven development wells; all of which were conventional shelf wells.

"Our 2005 success rate of 77% for exploration wells and 86% for development wells continues to demonstrate our ability to create value with the drill bit in the Gulf of Mexico," said Tracy W. Krohn, Chairman and Chief Executive Officer. "As we remain focused on achieving high rates of return and a rapid return on investment, the Gulf of Mexico continues to offer outstanding opportunities for our seasoned professional staff to achieve our objectives."

Capital and Major Expenditure Budget: The Board of Directors has approved the Company's capital and major expenditures budget of approximately $400 million, which includes major expense items, for 2006. The 2006 budget represents a 30% increase over the announced 2005 budget.

Category	Amount in $MM	%
Exploration	$198	49%
Development	148	37%
Other (includes P&A & Seismic)	39	10%
Major Expense Items	15	4%
Total	$400	100%

The budget includes 25 exploration wells and seven development wells to be drilled in 2006. Of the exploration wells, 14 are conventional shelf wells, four are on the deep shelf, and seven are in the deepwater. All of the development wells are conventional shelf wells.

"From our substantial inventory of quality projects we have created a drilling program for 2006 that contains an excellent balance of conventional shelf projects, which historically generate solid cash flow, coupled with the substantial upside potential of deep shelf and deepwater projects. Our ability to consistently achieve high EBITDA margins of at least 77% since 2000, is one of the many reasons we remain committed to the Gulf and confident of our future success there." continued Mr. Krohn.

Hurricane Update: W&T Offshore is currently producing approximately 190 million cubic feet of gas equivalent (MMcfe) net per day, which represents 78% of the Company's pre-Hurricane Katrina production rate. Currently, the company estimates that 38 MMcfe per day of additional net production is shut-in because of Hurricanes Katrina and Rita, primarily due to issues related to field infrastructure and product sales pipelines. W&T Offshore anticipates achieving pre-Hurricane Katrina production levels in late second quarter.

Property Acquisition: W&T Offshore completed an acquisition of an additional interest in the Green Canyon 18 Field, which includes Ewing Bank blocks 988 and 944, and an interest in the Green Canyon 60 Field from BHP Billiton Petroleum (Americas) Inc. on December 22, 2005, with an effective date of September 1, 2005. W&T Offshore estimates the acquired reserves, at the effective date, to be approximately 5.5 Bcfe. The property acquired is currently producing approximately 1.9 MMcfe per day, net to the acquired interest.

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance for the first quarter and full year of 2006 is shown in the table below. Production and operating expense guidance is based on the Company's best assessment of when hurricane-affected field infrastructure and product sales pipelines issues are resolved. The Company is revising its previous full-year 2006 production guidance to better reflect the delays caused by the hurricanes, most notably the Pluto project being moved from the 1st quarter into the 2nd quarter 2006. These statements do not include the potential impact of any future acquisitions or divestitures that may be completed after the date of this news release.

Estimated Daily Production	First Quarter 2006	Full-Year 2006
Crude Oil (MMBbls)	1.1 -- 1.2	5.8 -- 6.1
Natural Gas (Bcf)	10.6 -- 11.1	48.2 -- 51.1
Total (Bcfe)	17.2 -- 18.3	83.0 -- 87.7

Operating expenses ($ in millions, except as noted)	First Quarter 2006	Full-Year 2006
Lease operating expense	$16.6 -- $18.2	$75.3 -- $82.3
Gathering, Transportation & Production Taxes	3.8 -- 4.1	15.1 -- 16.5
General and administrative	7.8 -- 9.0	30.0 -- 35.0
Income tax rate, % deferred	35.0%, 40%	35.0%, 40%

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).

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